Exhibit 99.1

RULE 438 CONSENT OF PROSPECTIVE DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named and the inclusion of my biographical and other information in the Registration Statement on Form S-1, to which this consent is an exhibit, filed by Envoy Technologies, Inc. (the “Company”) with the Securities and Exchange Commission, and all amendments (including post-effective amendments) thereto (the “Registration Statement”) and any prospectus contained therein and any amendment or supplement thereto, as a person who is to become a director of the Company, effective upon closing of the Company’s initial public offering and to the filing of this consent as an exhibit to the Registration Statement.

/s/ Jack Levine
Jack Levine
February 10, 2025